UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2019

Inovio Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 W. Germantown Pike, Suite 110

Plymouth Meeting, PA 19462

(Address of principal executive offices, including zip code)

(267) 440-4200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	INO	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

In August 2014, Dr. J. Joseph Kim, Chief Executive Officer of Inovio Pharmaceuticals, Inc. (the “Registrant”), entered into a margin loan facility with a broker, in the amount of approximately $5 million, primarily for the purposes of (i) funding Dr. Kim’s ability to purchase shares of common stock of the Registrant on the open market from time to time and (ii) funding the exercise of stock option awards and warrants held by Dr. Kim from time to time. The margin loan was initially collateralized by 1.0 million shares of the Registrant’s common stock held by Dr. Kim, which amount increased over time to approximately 4.2 million shares. Recently, due to declines in the share price of the Registrant’s common stock on the Nasdaq Global Select Market, the broker called the margin loan and commenced selling the shares pledged as collateral in order to satisfy Dr. Kim’s obligations. A total of 2,229,553 shares were sold between May 21, 2019 and June 3, 2019, as reported on Form 4s filed by Dr. Kim with the Securities and Exchange Commission. The proceeds of such sales were used to fully satisfy the margin loan, and the remainder of the pledged shares will be released back to Dr. Kim. Therefore, Dr. Kim will hold his shares of the Registrant’s stock free and clear of this and any other pledge, and no additional share sales by or on behalf of Dr. Kim to meet the margin loan requirements are anticipated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVIO PHARMACEUTICALS, INC.

Date: June 4, 2019	By:	/s/ Peter Kies
Peter Kies
Chief Financial Officer